Exhibit 99.1

Polar Power CEO Arthur Sams Converts $614,700 of Debt Into Preferred Equity, Strengthening Balance Sheet

GARDENA, Calif., Sept. 24, 2026. Polar Power, Inc. (NASDAQ: POLA) today announced that Arthur D. Sams, the Company’s Founder, President and Chief Executive Officer, has agreed to convert $614,700 of debt owed to him by the Company into 683 Series A Convertible Preferred shares of Polar Power.

The conversion eliminates $614,700 of debt from the Company’s balance sheet, increases shareholders’ equity, and represents an important step toward addressing the Company’s shareholders’ equity compliance issue.

“Converting this debt into equity reflects my confidence in Polar Power’s future and my commitment to the Company’s long-term success,” said Arthur Sams, Founder, President and Chief Executive Officer. “I believe the opportunities ahead of us across telecommunications, data center power, defense and distributed energy markets position Polar Power for meaningful growth.”

In addition to the preferred shares, Polar is also issuing to Mr. Sams a warrant to purchase 382,276 shares of the Company’s common stock at $1.34 per share.

The Company believes the debt-to-equity conversion strengthens its capital structure and supports its efforts to regain and maintain compliance with applicable Nasdaq continued listing requirements. This debt-to-equity conversion was approved by Polar’s Audit Committee, consisting entirely of independent board members.

About Polar Power, Inc.

Polar Power, Inc. (NASDAQ: POLA) designs, manufactures and sells direct-current power generators, renewable energy systems and other power solutions for applications including telecommunications, drone defense, robotics, EV charging, micro-grids military and commercial markets. The Company is headquartered in Gardena, California.

For more information, please visit www.polarpower.com. or follow Polar Power on www.linkedin.com/company/polar-power-inc/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. These statements include, among others, statements regarding the Company’s expectation for future growth opportunities and its efforts to regain and maintain compliance with Nasdaq’s continued listing requirements. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks and uncertainties include those described in Polar Power’s filings with the U.S. Securities and Exchange Commission. Polar Power undertakes no obligation to update any forward-looking statement except as required by law.

Media and Investor Relations

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

Email: ir@polarpowerinc.com

www.polarpower.com